Exhibit 99.1

NovaBay Pharmaceuticals (NBY) Reports First Quarter 2008 Results

Company On Track With Ongoing Clinical Trials

EMERYVILLE, CA – May 14, 2008 – NovaBay Pharmaceuticals, Inc. (AMEX & TSX: NBY, www.novabaypharma.com), a clinical stage biopharmaceutical company developing products for the treatment or prevention of a wide range of bacterial, fungal, and viral infections, reports its financial results for the first quarter ended March 31, 2008. At March 31, 2008, NovaBay had approximately $20.2 million in cash, cash equivalents, and short-term investments. Additional details on the financial results are presented later in this release.

Corporate Highlights:

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In January 2008, NovaBay received clearance from the U.S. Food and Drug Administration to begin human clinical trials of its lead Aganocide compound, NVC-422, for the prevention of catheter-associated urinary tract infections (CAUTI).

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In February 2008, NovaBay received notice of the allowance of a U.S. Patent covering the use of NeutroPhase™ (also known as NVC-101) in wound care applications. This was following NovaBay’s 510(k) approval from the U.S. Food and Drug Administration to market NeutroPhase.

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In March 2008, NovaBay commenced its Phase I human clinical trial dosing of volunteers in an escalating dose Phase I safety study of a bladder and catheter lavage solution of NVC-422. The clinical program is aimed at preventing the development of catheter-associated urinary tract infections CAUTI. The company recently announced the completion of the study and that NVC-422 was well tolerated in the bladder.

Management Comment:

Dr. Ron Najafi, NovaBay’s Chairman and Chief Executive Officer, commented, “Our team has worked diligently to advance our clinical programs and remain on track to meet our milestones. During the first quarter, we began dosing the first cohort of subjects in our internal Phase I study for catheter-associated urinary tract infections and are pleased that the results showed that NVC-422 was well tolerated in the bladder. We completed Phase I human trials for NVC-422 where results demonstrated it was well tolerated when applied topically at a higher dose to the nostrils. We have subsequently completed a Phase IIa exploratory trial in subjects that were carrying Staphylococcus aureus in their nasal passages and expect to announce results later this month. In addition to these studies, we continue to support our partnership agreement with an affiliate of Alcon, Inc.(“Alcon”), under which Alcon is funding research at NovaBay and developing NVC-422 for eye, ear and sinus applications as well as contact lens solutions. We continue to work with Kinetic Concepts, Inc. (“KCI”) for applications involving its V.A.C.® Therapy technology. Our team continues to progress with their respective clinical programs and we look forward to providing updates to our shareholders as we are able.”

Dr. Najafi concluded, “In March 2008, researchers at NovaBay published a seminal paper in the peer review journal Tetrahedron Letters on the design and synthesis of our Aganocide compounds. Additionally, one of NovaBay’s researchers contributed an article to the April 2008 issue of Pharmaceutical Formulation & Quality magazine. As Staphylococcus aureus and other serious bacterial and viral infections, including methicillin-resistant Staphylococcus aureus (“MRSA”), continue to spread, develop resistance and grow in virulence, I believe NovaBay’s important technologies could add a significant new weapon to the arsenal of compounds with which we can address this growing crisis. This is a very exciting time for NovaBay as we work towards developing products for the treatment or prevention of a wide range of bacterial, fungal, and viral infections. We have a strong pipeline of product candidates that are advancing through our partnerships, as well as our own internal programs, and look forward to reporting the milestones we have set for 2008.”

Financial Results

Net loss for the quarter ended March 31, 2008 was $2.7 million, or $0.13 per share, as compared with a net loss of $0.9 million, or $0.14 per share, for the first quarter of 2007.

Total license and collaboration revenue was $1.5 million for the three months ended March 31, 2008, compared to $1.5 million for the three months ended March 31, 2007.

Research and development expenses increased by 81% to $2.6 million for the three months ended March 31, 2008,compared to $1.5 million for the three months ended March 31, 2007. The increase was partially due to a $645,000 increase in clinical expenses, which includes site investigator fees and contract research costs and a $426,000 increase in employee costs related to research and development due to increased headcount. In addition, there was an increase of $154,000 in GMP manufacturing and related costs for the production of NVC-422 for use in NovaBay’s clinical trial programs and those of our partner, Alcon Laboratories, Inc.

General and administrative expenses increased by 62% to $1.7 million for the three months ended March 31, 2008, compared to $1.0 million for the three months ended March 31, 2007. This increase was largely due to the costs associated with being a public company in 2008 following our IPO in October 2007. Employee costs increased by $375,000. Other related expenses included an increase in investor relations costs of $54,000, and additional accounting costs of $25,000. Occupancy costs increases included $36,000 in increased rent due to the additional space that we leased during the second and fourth quarters of 2007 to accommodate our growth in personnel and need for expanded laboratory facilities.

Other income, net increased to $163,000 for the three months ended March 31, 2008, compared to $122,000 for the three months ended March 31, 2007. This increase was primarily attributable to increased interest income earned due to higher average cash balances as a result of the $17.1 million received upon the closing of the IPO in October 2007.

About NovaBay

NovaBay Pharmaceuticals, Inc. is a clinical stage biopharmaceutical company focused on developing innovative product candidates targeting the treatment or prevention of a wide range of infections in hospital and non-hospital environments. NovaBay has discovered and is developing a class of non-antibiotic anti-infective compounds, which it has named Aganocide compounds, which are based upon small molecules that are generated by white blood cells that defend the body against invading pathogens. NovaBay believes that Aganocide compounds could form a platform on which to create a variety of products to address differing needs in the treatment and prevention of bacterial and viral infections, Staphylococcus aureus (including resistant strains known as MRSA). NovaBay has entered into a licensing and research collaboration agreement with an affiliate of Alcon for use of the Aganocide compounds in the eye, ear and sinus, and in contact lens solutions. The company also has a license agreement with an affiliate of KCI for the use of NovaBay’s NeutroPhase product in wound care applications.

NovaBay™, Aganocide®, AgaNase™, and NeutroPhase™ are trademarks of NovaBay Pharmaceuticals, Inc. All other trademarks and trade names are the property of their respective owners.

Forward-Looking Statements

This release contains forward-looking statements, which are based upon management’s current expectations, assumptions, estimates, projections and beliefs. These statements include, but are not limited to, statements regarding the development and potential benefits of, and the market opportunities for, NovaBay’s product candidates. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause actual results or achievements to be materially different and adverse from those expressed in or implied by the forward-looking statements. Factors that might cause or contribute to such differences include, but are not limited to, risks and uncertainties relating to difficulties or delays in discovery, development, testing, regulatory approval, production and marketing of the company’s product candidates, unexpected adverse side effects or inadequate therapeutic efficacy of the product candidates, the uncertainty of patent protection for the company’s intellectual property or trade secrets, the company’s ability to obtain additional financing as necessary and unanticipated research and development and other costs. The forward-looking statements in this release speak only as of this date, and NovaBay disclaims any intent or obligation to revise or update publicly any forward-looking statement except as required by law.

Investor Relations:

Theresa Granados

Manager, Investor Relations

510-899-8870

tgranados@novabaypharma.com

The Investor Relations Group

Investor Relations:

Adam Holdsworth / Rachel Colgate / Erica Ruderman

or

Media Relations:

Janet Vasquez / Laura Colontrelle

212-825-3210

NOVABAY PHARMACEUTICALS, INC

(formerly NovaCal Pharmaceuticals Inc. )

(a developmental stage company)

CONDENSED CONSOLIDATED BALANCE SHEETS

(in thousands, except per share data)

	December 31,	March 31,
	2007	2008
		(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$10,941	$11,309
Short-term investments	11,412	8,899
Prepaid expenses and other current assets	419	612

Total current assets	22,772	20,820
Property and equipment, net	1,150	1,455

TOTAL ASSETS	$23,922	$22,275

LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Current liabilities:
Accounts payable	$142	$664
Accrued liabilities	1,141	1,238
Capital lease obligation	37	38
Equipment loan	219	276
Deferred revenue	3,039	3,674

Total current liabilities	4,578	5,890
Capital lease obligation - non-current	49	39
Equipment loan - non-current	497	578
Deferred revenue - non-current	4,478	3,839

Total liabilities	9,602	10,346

Commitments and Contingencies (Note 8)
Stockholders’ Equity:
Common stock, $0.01 par value; 65,000 and 65,000 shares authorized at December 31, 2007 and March 31, 2008, respectively; 21,269 and 21,300 shares issued and outstanding at December 31, 2007 and March 31, 2008, respectively	212	212
Additional paid-in capital	32,585	32,856
Accumulated other comprehensive income (loss)	(3)	13
Accumulated deficit during development stage	(18,474)	(21,152)

Total stockholders’ equity	14,320	11,929

TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$23,922	$22,275

NOVABAY PHARMACEUTICALS, INC

(formerly NovaCal Pharmaceuticals Inc. )

(a developmental stage company)

CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS

(in thousands, except per share data)

	Three Months Ended March 31,		Cumulative Period from July 1, 2002 (date of development stage inception) to March 31, 2008
	2007	2008
	(unaudited)	(unaudited)	(unaudited)
REVENUE
License and collaboration revenue	$1,483	$1,492	$8,938

Total revenue	1,483	1,492	8,938
EXPENSES
Operating Expenses:
Research and development	1,461	2,647	18,059
General and administrative	1,037	1,684	13,012

Total operating expenses	2,498	4,331	31,071
Other income, net	122	163	995

Net loss before income taxes	(893)	(2,676)	(21,138)
Provision for income taxes	—	(2)	(14)

Net loss	$(893)	$(2,678)	$(21,152)

Net loss per share:
Basic and diluted	$(0.14)	$(0.13)
Shares used in per share calculations:
Basic and diluted	6,416	21,288